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                                                                    EXHIBIT 99.1

For Information Contact
-----------------------
At Greater Bay Bancorp:                At Financial Relations Board:
David L. Kalkbrenner                   Christina Carrabino (general information)
President and CEO                      Stephanie Mishra (analyst contact)
(650) 614-5767                         (415) 986-1591
Steven C. Smith
EVP, CAO and CFO
(650) 813-8222

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                         GREATER BAY BANCORP ANNOUNCES
                          COMPLETION OF COMMON STOCK
                   AND TRUST PREFERRED SECURITIES OFFERINGS

PALO ALTO, CA, March 23, 2000 -- Greater Bay Bancorp (Nasdaq:GBBK), a $2.85 billion in assets financial services holding company, announced that it has completed two private offerings of securities. With this additional capital and assuming completion of Greater Bay Bancorp's three recently announced pending mergers, the company would have $3.75 billion in assets on a pro forma basis as of December 31, 1999.

In one private offering, Greater Bay Bancorp issued 324,324 shares of restricted common stock to institutional investors with gross proceeds of approximately $12,000,000. In a separate private offering, the company issued $9,500,000 of trust preferred securities, through the company's trust subsidiary GBB Capital III, to a qualified institutional buyer.

With respect to the newly issued common shares, the company has agreed to file a registration statement with the SEC within 30 business days to register the shares for resale; however, the shares may be subject to certain trading restrictions in the event of material developments relating to Greater Bay Bancorp. Keefe, Bruyette & Woods, Inc. acted as placement agent for the common offering.

The trust preferred securities bear a 10 7/8% fixed rate of interest payable semi-annually. GBB Capital III used the proceeds from the sale of the trust preferred securities to purchase junior subordinated deferrable interest debentures of Greater Bay Bancorp. Greater Bay Bancorp intends to invest a portion of the net proceeds in one or more of the company's subsidiary banks to increase their capital levels and intends to use the remaining net proceeds for general corporate purposes. Under applicable regulatory guidelines, Greater Bay Bancorp expects that the trust preferred securities will qualify as Tier I Capital.

David L. Kalkbrenner, President and Chief Executive Officer of Greater Bay Bancorp, stated, "With this additional capital, Greater Bay Bancorp intends to continue its successful strategy of growth through internal initiatives designed to increase our base of quality assets, while also pursuing merger opportunities with select independent banks and financial services companies. Even with the

Greater Bay Bancorp Announces Completion of Common Stock
And Trust Preferred Securities Offerings
March 23, 2000
Page 2

additional common shares outstanding and the interest expense associated with the trust preferred securities, we continue to feel comfortable in our ability to meet the analysts' consensus earnings estimates for the year 2000."

Steven C. Smith, Executive Vice President, Chief Administrative Officer and Chief Financial Officer of Greater Bay Bancorp, commented, "After receiving the additional $12 million in common equity, we feel very comfortable with our common equity position and do not anticipate raising any additional common stock."

The following table details on a historical and pro forma basis Greater Bay Bancorp's capital ratios as of December 31, 1999.


   ----------------------------------------------------------------------------
                                        Historical                Pro-Forma
     ($'s in billions)                  12/31/99               12/31/99 (1)(2)
   ----------------------------------------------------------------------------
     Total Assets                          $   2.85               $  3.75

     Risk Weighted Assets                  $   2.45               $  3.25

     Capital Ratios:
       Equity to Assets                        6.09%                 7.06%
       Leverage                                7.85%                 9.04%
       Tier 1 Risk Based Capital               9.14%                10.23%
       Total Risk Based Capital               10.55%                11.64%
  -----------------------------------------------------------------------------

     (1)  - Includes Coast Bancorp, Bank of Santa Clara and Bank of Petaluma.
     (2) - Includes $12.0 million issuance of common stock and $9.5 million issuance of trust preferred securities.

Greater Bay Bancorp through its seven subsidiary banks, Bay Area Bank, Bay Bank of Commerce, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank and Peninsula Bank of Commerce, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, and the Contra Costa Tri Valley Region, with offices located in Cupertino, Danville, Fremont, Hayward, Lafayette, Millbrae, Palo Alto, Pleasanton, Redwood City, San Francisco, San Jose, San Leandro, San Mateo, San Ramon, Santa Clara and Walnut Creek.

Safe Harbor

Certain matters discussed in this press release constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company's continuing growth strategy, its plans regarding the leveraging of the additional capital and its impact on earnings and shareholder returns and the closing of pending previously announced mergers. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact which changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers has on the Company's results of operations, the Company's ability to continue its internal growth at historical rates, the Company's ability to maintain its net

Greater Bay Bancorp Announces Completion of Common Stock
And Trust Preferred Securities Offerings
March 23, 2000
Page 3

interest spread, and on the quality of the Company's earning assets; (2) the period of time it takes the Company to leverage the additional funds into earning assets; (3) when and if the pending mergers are consummated and (4) the other risks set forth in the Company's reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 1999.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-PRO-INFO (1-800-776-4636) and enter code GBBK. For international access, dial 1-201-432-6555.

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